EXHIBIT (1)(2)

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

File Number
884765

July 18, 2001

CNA Income Shares, Inc.
CNA Plaza
Chicago, Illinois 60685

          Re:      Registration Statement On Form N-2

Ladies and Gentlemen:

           We have served as special Maryland counsel to CNA Income Shares, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of up to 1,200 Auction Rate Cumulative Preferred Shares, Series T, par value $0.01 per share, liquidation preference $25,000 per share, of the Company (the “Shares”), covered by a Registration Statement on Form N-2, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

           In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

          1.      The Registration Statement and the related form of prospectus included therein, filed with the Commission pursuant to the 1933 Act and the 1940 Act;

          2.      The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

          3.      Articles Supplementary relating to the Shares (the "Articles Supplementary"), to be filed by the Company with the SDAT on or about July 20, 2001;

          4.      The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

          5.      A certificate of the SDAT as of a recent date as to the good standing of the Company;

          6.      Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other things, (a) the classification and designation of shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Company as Shares and (b) the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

          7.      A certificate executed by an officer of the Company, dated as of the date hereof; and

          8.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

           In expressing the opinion set forth below, we have assumed the following:

          1.      Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

          2.      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3.      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

          4.      Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

           5.     Certain terms of the Shares previously authorized by the Board for issuance will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with and not in violation of the Maryland General Corporation Law, the Charter and the Bylaws (with such approval referred to herein as the “Corporate Proceedings”).

          6.      Before the issuance of any Shares, the Articles Supplementary will have been filed with, and accepted for record by, the SDAT.

           Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1.      The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

          2.      Upon completion of the Corporate Proceedings, the sale and issuance of the Shares will have been duly and validly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Charter, the Articles Supplementary and the resolutions of the Board, or a duly authorized committee thereof, authorizing their issuance, the Shares will be (assuming that, upon issuance, the total number of shares of Preferred Stock issued and outstanding will not exceed the total number of shares of Preferred Stock that the Company is then authorized to issue) duly and validly issued, fully paid and nonassessable.

           The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

           We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

           This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours, /s/ Ballard Spahr Andrews & Ingersoll, LLP